UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2005

SYNTROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The information in this report is being furnished to, not filed with, the Securities and Exchange Commission.

On October 7, 2004, Syntroleum International Holdings Company (“Syntroleum International”), a wholly owned subsidiary of Syntroleum Corporation (the “Company”), entered into a Joint Venture Agreement (the “Joint Venture Agreement”) with Yinka Folawiyo Petroleum Company Ltd. (“YFP”) under which Syntroleum International agreed to delineate an oil and gas discovery, and potentially explore, on Oil Mining Lease 113 (“OML 113”) offshore Nigeria. On January 12, 2005, Syntroleum Nigeria Limited (“Syntroleum Nigeria”), a wholly owned subsidiary of the Company, entered into a Participation Agreement with Lundin Petroleum B.V., Palace Exploration Company, Challenger Minerals Inc. (a subsidiary of the GlobalSantaFe Corporation), Providence Resources p.l.c. and Howard Energy Co., Inc. (collectively, the “Participants”), and YFP, pursuant to which the Participants will have the right to earn 67.5% of all of Syntroleum Nigeria’s right, title and interest under the Joint Venture Agreement.

The Company expects to drill an appraisal well within the area of the Aje Field in OML 113 (the “Initial Well”) as soon as possible after approvals are received from Nigerian governmental authorities. The Initial Well will drill the top of the Aje Field structure. If the Initial Well is successful, the Company believes that the Aje Field could contain as much as 200 million barrels of recoverable crude oil and 1.5 trillion cubic feet of liquid rich natural gas, as the Company has mapped the structure. If the gas is converted to liquids through the Company’s proprietary process for converting natural gas to synthetic liquid hydrocarbons (the “Syntroleum Process”), the potential liquid reserves, including crude oil condensates and natural gas liquids removed from the gas, could total approximately 480 million barrels. The Company also believes that other potential accumulations are present on OML 113.

Once approvals are received from Nigerian governmental authorities, Syntroleum Nigeria is entitled to receive a cash bonus of $5.7 million from the Participants. Following the commencement of commercial production of oil or gas or both from OML 113 under the field development plan as approved by Nigerian governmental authorities, the Participants are required to pay a $2.8 million development bonus to Syntroleum Nigeria. Syntroleum Nigeria has a 24.375% revenue participation interest in the project. Although Syntroleum Nigeria will have a 32.5% working interest in the Initial Well and a second well to be drilled in OML 113, it will bear only 10% of the costs for the drilling, testing and abandonment or temporary abandonment of these first two wells. If Syntroleum Nigeria and the Participants agree to drill any additional wells, Syntroleum Nigeria will bear a percentage of the costs for the drilling, testing and abandonment or temporary abandonment of these additional wells in accordance with the terms of a mutually agreeable turnkey drilling contract.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K includes forward-looking statements as well as historical facts. These forward-looking statements include statements relating to the amount of oil and gas reserves on OML 113 and the Aje Field, the Syntroleum Process and related technologies including Synfining and the economic production of gas reserves. When used in this document, the words “believe,” “potential,” “could” and similar expressions are intended to be among the statements that identify forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these kinds of statements involve risks and uncertainties. Actual results may not be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those relating to the results of drilling activities, the uncertainty of reserve information, the volatility of oil and natural gas prices, operating risks of oil and natural gas operations, the successful commercialization of the Syntroleum Process, the Company’s reliance on technological development and possible obsolescence of the Syntroleum Process, the Company’s ability to protect its intellectual property rights, industry acceptance of the Syntroleum Process, the commercial viability of improvements to the Syntroleum Process, competition, access to financing and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the SEC.

CAUTIONARY NOTE TO U.S. INVESTORS

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Certain terms are used in this Current Report on Form 8-K, such as “recoverable crude oil”, that the SEC’s guidelines strictly prohibit registrants from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in the Company’s Annual Report on Form 10-K, File No. 0-21911, available from the Company at 4322 South 49th West Avenue, Tulsa Oklahoma 74107. Investors can also obtain this form from the SEC by calling 1-800-SEC-0330.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTROLEUM CORPORATION

Date: January 27, 2005	By:	/s/ Greg G. Jenkins
Greg G. Jenkins
Executive Vice President,
Finance and Business Development and
Chief Financial Officer